EXHIBIT 99.2

US FOODS, INC.

OFFERS TO EXCHANGE THE NOTES SET FORTH BELOW, EACH OF WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO THE PROSPECTUS DATED                     , 2013:

$975,000,000 AGGREGATE PRINCIPAL AMOUNT OF 8.5% SENIOR NOTES DUE 2019

FOR $975,000,000 AGGREGATE PRINCIPAL AMOUNT OF 8.5% SENIOR NOTES DUE 2019

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON                     , 2013,

UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE

“EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN PRIOR TO 12:00 MIDNIGHT, NEW YORK

CITY TIME, ON THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

As described in the enclosed Prospectus, dated                     , 2013 (as the same may be amended or supplemented from time to time, the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), US Foods, Inc. (the “Company”) and certain subsidiaries of the Company (the “Subsidiary Guarantors”) are offering to exchange (the “Exchange Offer”) $975,000,000 aggregate principal amount of the Company’s 8.5% Senior Notes due 2019 (“Exchange Notes”), each of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for the Company’s $975,000,000 8.5% Senior Notes due 2019 (the “Restricted Notes”), in integral multiples of $2,000 and multiples of $1,000 in excess thereof, upon the terms and subject to the conditions set forth in the enclosed Prospectus and Letter of Transmittal.

The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Restricted Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes, upon the terms and subject to the conditions set forth in the enclosed Prospectus and Letter of Transmittal, will be registered under the Securities Act and therefore will be freely transferable by holders thereof, will bear a different CUSIP or ISIN number from the Restricted Notes, will not be subject to provisions relating to additional interest and will not entitle their holders to registration rights. The Restricted Notes are fully and unconditionally guaranteed (the “Old Guarantees”) by the Subsidiary Guarantors and the Exchange Notes will be fully and unconditionally guaranteed (the “New Guarantees”) by the Subsidiary Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and this Letter of Transmittal, the Subsidiary Guarantors will issue the New Guarantees with respect to all Exchange Notes issued in the Exchange Offer in exchange for the Old Guarantees of the Restricted Notes for which such Exchange Notes are issued in the Exchange Offer. Throughout this Letter of Transmittal, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offer” include the Subsidiary Guarantors’ offer to exchange the Old Guarantees for the New Guarantees, references to the “Exchange Notes” include the related New Guarantees and references to the “Restricted Notes” include the related Old Guarantees.

The Company will accept for exchange any and all Restricted Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the exchange and registration rights agreements, in each case, by and among the Company, the Subsidiary Guarantors and the initial purchasers of the Restricted Notes as stated therein (as the same may be amended, modified or supplemented from time to time, collectively the “Registration Rights Agreements”), relating to the Restricted Notes.

WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD RESTRICTED NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE. PLEASE BRING THE EXCHANGE OFFER TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of the Restricted Notes and for the information of your clients, including a “Substitute Form W-9” and “Guidelines to Substitute Form W-9” (providing information relating to U.S. federal income tax backup withholding);

3.	A form “Notice of Guaranteed Delivery”; and

4.	A form letter including a form of “Instructions to Registered Holder from Beneficial Owner” which you may use to correspond with your clients for whose accounts you hold Restricted Notes that are registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions regarding the applicable Exchange Offer.

Your prompt action is requested. Please note that the Exchange Offer will expire at 12:00 midnight, New York City time, on the Expiration Date, unless the Company otherwise extends the Exchange Offer.

To participate in the Exchange Offer, certificates for the Restricted Notes, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, or a timely confirmation of a book-entry transfer of such Restricted Notes into the account of Wilmington Trust, National Association (the “Exchange Agent”), at the book-entry transfer facility, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by 12:00 midnight, New York City time, on the Expiration Date, as indicated in the Prospectus and the Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Restricted Notes pursuant to the Exchange Offer. However, the Company will pay or cause to be paid any transfer taxes, if any, applicable to the tender of the Restricted Notes to it or its order, except as otherwise provided in the Prospectus and Letter of Transmittal.

If holders of the Restricted Notes wish to tender, but it is impracticable for them to forward their Restricted Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and in the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer should be addressed to the Exchange Agent at its address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

US FOODS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.

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